EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	One American Row PO Box 5056 Hartford CT 06102-5056 www.phoenixwm.com

Contacts:
Media Relations Alice Ericson, 860-403-5946 alice.ericson@phoenixwm.com	Investor Relations 860-403-7100 pnx.ir@phoenixwm.com

The Phoenix Companies, Inc. Fourth Quarter and Full Year 2008 Results

Hartford, Conn., March 4, 2009 – The Phoenix Companies, Inc. (NYSE: PNX) today announced a change in fourth quarter and full year results reported on February 27, 2009 and a delay in filing its Annual Report on Form 10-K.

On February 27, Phoenix reported a net loss of $424.3 million, or $3.71 per share, for the fourth quarter of 2008. Phoenix preliminarily believes this loss was overstated by $46 million, or $0.40 per share as a result of an error in accounting for income taxes. As a result, Phoenix expects to report a net loss of $378.3 million or $3.31 per share, for the fourth quarter of 2008.

Similarly, Phoenix preliminarily believes that its net loss for the year ended December 31, 2008, reported as $772.0 million, or $6.75 per share, was overstated by $46 million, or $0.40 per share. As a result, Phoenix expects to report a full year 2008 net loss of $726.0 million or $6.35 per share.

The error reduces Phoenix’s other comprehensive income equally, and, as a result, Phoenix’s total stockholder’s equity and book value per share as reported on February 27, 2009 do not change.

In a separate development, State Farm Mutual Automobile Insurance Company has informed Phoenix that it intends to suspend the sale of Phoenix products pending a reevaluation of the relationship between the companies. While the strategic repositioning announced on Phoenix’s earnings call remains unchanged, the company is assessing the impact of this recent development on its business prospects, operations and strategy, and on the related disclosures in its Form 10-K.

Phoenix did not file its Form 10-K by the prescribed due date because it needs additional time to finalize its net losses and other comprehensive income after correcting the error in accounting for income taxes. Phoenix intends to file its Form 10-K with the SEC as promptly as practicable and is presently unaware of any circumstances that would prevent it from filing its Form 10-K on or before the fifteenth calendar day following the prescribed due date in compliance with Rule 12b-25 of the Securities Exchange Act of 1934.

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Phoenix expects to report in its Form 10-K that it has a material weakness in its internal control over financial reporting designed to ensure proper accounting for income taxes that is related to the error in accounting for income taxes referred to above.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which, by their nature, are subject to risks and uncertainties. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These include statements relating to trends in, or representing management’s beliefs about, our future transactions, strategies, operations and financial results, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “should” and other similar expressions. Forward-looking statements are made based upon our current expectations and beliefs concerning trends and future developments and their potential effects on the company. They are not guarantees of future performance. Our actual business, financial condition and results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others: (i) unfavorable general economic developments including, but not limited to, specific related factors such as the performance of the debt and equity markets and changes in interest rates; (ii) the effect of continuing adverse capital and credit market conditions on our ability to meet our liquidity needs, our access to capital and our cost of capital; (iii) the possibility of losses due to defaults by others including, but not limited to, issuers of fixed income securities; (iv) changes in our investment valuations based on changes in our valuation methodologies, estimations and assumptions; (v) the effect of guaranteed benefits within our products; (vi) the consequences related to variations in the amount of our statutory capital due to factors beyond our control; (vii) downgrades in our debt or financial strength ratings; (viii) the possibility that mortality rates, persistency rates, funding levels or other factors may differ significantly from our pricing expectations; (ix) the availability, pricing and terms of reinsurance coverage generally and the inability or unwillingness of our reinsurers to meet their obligations to us specifically; (x) our dependence on non-affiliated distributors for our product sales; (xi) our dependence on third parties to maintain critical business and administrative functions; (xii) our ability to attract and retain key personnel in a competitive environment; (xiii) the strong competition we face in our business from banks, insurance companies and other financial services firms; (xiv) our reliance, as a holding company, on dividends and other payments from our subsidiaries to meet our financial obligations and pay future dividends, particularly since our insurance subsidiaries’ ability to pay dividends is subject to regulatory restrictions; (xv) the potential need to fund deficiencies in our Closed Block; (xvi) tax developments that may affect us directly, or indirectly through the cost of, the demand for or profitability of our products or services; (xvii) the possibility that the actions and initiatives of the U.S. Government, including those that we elect to participate in, may not improve adverse economic and market conditions generally or our business, financial condition and results of operations specifically (xviii) other legislative or regulatory developments; (xix) legal or regulatory actions; (xx) changes in accounting standards; (xxi) the potential effects of the spin-off of our former asset management subsidiary; (xxii) the potential effect of a material weakness in our internal control over financial reporting on the accuracy of our reported financial results; and (xxiii) other risks and uncertainties described herein or in any of our filings with the SEC. We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT PHOENIX

With a history dating to 1851, The Phoenix Companies, Inc. (NYSE:PNX) helps its customers find straightforward solutions to often highly complex personal financial and business planning needs through life insurance and annuities. Phoenix’s products are available through a wide variety of third-party

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financial professionals and intermediaries, supported by the company’s wholesalers and financial planning specialists. In 2008, Phoenix had annual revenues of $2.0 billion and total assets of $25.8 billion. For more information, visit www.phoenixwm.com.

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